Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:
Brad Shepherd, Director, Investor Relations
(617) 796-8245

Five Star Quality Care, Inc. Announces Correspondence with Thomas Brothers

Newton, MA (October 27, 2016):  Five Star Quality Care, Inc. (Nasdaq: FVE) today announced that Five Star and Senior Housing Properties Trust (Nasdaq: SNH) responded separately to letters that William Thomas sent dated October 17, 2016 to the Independent Directors of Five Star and to the Board of Trustees of SNH.

Copies of the correspondence referenced in this press release have been filed earlier today with the Securities and Exchange Commission on a Current Report on Form 8-K and are attached hereto.  Five Star’s Form 8-K can also be found on the Securities and Exchange Commission’s website (www.sec.gov).

Five Star Quality Care, Inc. is a senior living and healthcare services company that owns, leases and manages senior living communities, including primarily private pay independent and assisted living communities located throughout the U.S. Five Star is headquartered in Newton, Massachusetts.

IMPORTANT NOTICE

This press release does not constitute an offer to sell or purchase, or the solicitation of tenders with respect to, Five Star shares.  William Thomas and affiliated parties, or the Thomas Brothers, have not yet commenced the proposed tender offer described in certain of the attachments to this press release.  If the Thomas Brothers commence a tender offer for Five Star shares by filing with the Securities and Exchange Commission a tender offer statement on Schedule TO as required by Securities and Exchange Commission rules, Five Star will file a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission. Five Star stockholders are encouraged to read any tender offer statement of the Thomas Brothers and any related solicitation/recommendation statement on Schedule

14D-9 of Five Star, if and when they become available, because they will contain important information about the tender offer.  Five Star stockholders may obtain any such tender offer statement and solicitation/recommendation statement, and any other documents filed in connection therewith, if and when filed, at the Securities and Exchange Commission’s website (www.sec.gov) or by requesting them from Five Star. Five Star stockholders are urged to read any such materials, if and when they become available, carefully before making any decision with respect to the proposed tender offer by the Thomas Brothers, if commenced.

Letter from Five Star’s Independent Directors to William F. Thomas:

October 27, 2016

Mr. William F. Thomas

1516 South Boston Avenue, Suite 301

Tulsa, Oklahoma 74119

Dear Mr. Thomas:

Your letter of October 17 requesting waivers of the restrictions in Five Star’s Bylaws and Charter has been considered by the Board of Five Star, including separate consideration by the Five Star Independent Directors, and I have been asked to send you this response.

The 5% limitation on ownership of Five Star shares included in Five Star’s Bylaws is intended to protect the value of certain tax attributes, including significant tax credit and loss carryforwards.  As you know, Five Star has previously granted a conditional waiver of this restriction to ABP Acquisition LLC and certain related parties (ABP).  Without jeopardizing those tax attributes, Five Star cannot grant an additional waiver for the amount of shares you have requested, at the earliest, until ABP’s right to acquire up to 18 million Five Star shares expires on March 31, 2017.

An equally important issue is raised by your request for waiver of the Charter restriction on ownership above 9.8%.  Five Star was formerly a 100% owned subsidiary of Senior Housing Properties Trust, or SNH.  Since the time of its spin off from SNH in 2001, Five Star’s Charter has restricted ownership of its shares to 9.8% without SNH’s approval.  Moreover, Five Star currently operates 246 senior living communities (approximately 28,444 residence units) under long term leases and management agreements with SNH.  SNH has retained the right to terminate these contracts in the event any individual or group acquires more than 9.8% of Five Star shares without SNH’s prior approval.  Five Star’s ability to preserve its relationship and the benefit of its contracts with SNH is critical to its evaluation of your request.

If you remain interested in increasing your ownership of Five Star shares after the waiver of the Bylaw restriction granted to ABP has expired, the Independent Directors will consider the waivers and approvals you have requested under its Bylaws and Charter and under the applicable provisions of the Maryland Business Combination Statutes at that time.  Please note that any such waivers and approvals, if granted, will be conditioned upon your obtaining SNH’s approval of the Charter restriction waiver, among other matters.  The Independent Directors also ask that any further requests you make state which of the several covenants and restrictions that they required of ABP in the consent agreement you and your group are willing to accept, particularly whether you are prepared to agree to the 10 year lock up and standstill provisions.

Very truly yours,

/s/Katherine E. Potter
Katherine E. Potter
Senior Vice President, General Counsel and Assistant Secretary

Letter from William F. Thomas to Five Star’s Independent Directors:

WILLIAM F. THOMAS

1516 South Boston Avenue, Suite 301
Tulsa, Oklahoma 74119

October 17, 2016

Five Star Quality Care, Inc.

400 Centre Street

Newton, Massachusetts 02458

Attn: Independent Directors

Dear Mmes. Fraiche and Gilmore and Mr. Gans,

William F. Thomas, together with Robert D. Thomas, Gemini Properties and certain other affiliated entities (collectively, the “Acquisition Group” or “we”), may be deemed to beneficially own an aggregate of 3,364,737 shares of Common Stock of Five Star Quality Care, Inc. (the “Company”), representing approximately 6.8% of the outstanding shares.

We have closely monitored the recent events at the Company relating to the $3.00 per share tender offer launched by ABP Acquisition LLC, a wholly owned subsidiary of ABP Trust, an entity owned by Barry M. Portnoy and Adam D. Portnoy (together, the “Portnoy Tender Offer”) for up to 10,000,000 shares of the Company’s common stock. We are encouraged by the precedent set by the Company’s independent Board members in waiving certain ownership restrictions and granting certain approvals in order to clear the way for the Portnoy Tender Offer. On October 13, 2016, we announced our intention to conduct a tender offer, through an affiliated entity, to acquire up to 10,000,000 shares of FVE’s common stock at a price of $3.45 per share in cash (the “Tender Offer”).

In preparation for the Tender Offer, we have reviewed the Company’s restrictions on transfers pursuant to the following items:

•                  Article VI of the Articles of Amendment and Restatement (the “Charter”), which prohibits stockholders from acquiring 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Company (the “Charter Restriction”) and requires the consent of the Board of Directors of the Company (the “Board”) and the Board of Trustees of Senior Housing Properties Trust (“SNH”);

•                  Article IX of the Amended and Restated Bylaws (the “Bylaws”), which prohibits stockholders from becoming a 5% stockholder pursuant to Treasury Regulation Section 1.382-2T(g) (the “Bylaw Restriction”); and

•                  Sections 3-601, 3-602, 3-603, 3-604 and 3-605 (the “Business Combination Statutes”) under the Maryland General Corporation Law (“MGCL”), which apply to any “Interested stockholder” as defined in Section 3-601(j) of the MGCL.

In light of the Company’s various restrictions on transfers, and the Company’s recent waiver of certain ownership restrictions and grant of certain approvals to clear the way for the Portnoy Tender Offer, we are hereby requesting that the independent Board members similarly: (i) waive the Charter Restriction, pursuant to which the Company would grant to the Acquisition Group (including any affiliated acquisition entity or person) an exception to the Ownership Limit (as defined in the Charter) and deem the Acquisition Group (including any affiliated acquisition entity or person) to be an Excepted Holder (as defined in the Charter), pursuant to Section 6.2.7 of the Charter; (ii) waive the Bylaw Restriction, pursuant to which the Company would grant the Acquisition Group (including any affiliated acquisition entity or person) an exception to a Transfer of Corporation Securities for any 5-percent Stockholder (as defined in the Bylaws), pursuant to Section 9.3(b) of the Bylaws; and (iii) as applicable, for purposes of the Business Combination Statutes under the MGCL, approve the acquisition by the Acquisition Group (including any affiliated acquisition entity or person), in aggregate, up to 10,000,000 shares of Common Stock.

The Acquisition Group’s interests are truly aligned with the interests of all shareholders in providing fair value for any shareholders who may be seeking liquidity for their investment, on the one hand, while continuing to seek to take steps to improve the Company’s corporate governance and strategic direction to drive shareholder value creation for long-term holders, on the other hand. We expect the Company’s independent directors and SNH to work with us in good faith to take whatever steps may be necessary for the Acquisition Group to be granted similar exceptions and approvals that may be required for us to complete our offer. With respect to the Charter Restriction requiring SNH to have consented in writing to the exception, we have also requested from SNH for such consent in writing.

Nothing in this letter shall be interpreted to preclude the Acquisition Group from making further requests for exemptions under the Charter, Bylaws or MGCL and to the extent any future covenants are provided to the Company in respect to such exemption request, such covenants shall be in the form of an amended and restated exemption request letter, which if approved by the Company, shall supersede in full those provided in this letter.

We are available to answer any reasonable and appropriate requests for additional information the Board and its advisors may have in order to assist in making their determination on the exemption requested herein. As time is of the essence in this matter, we request that you respond to us promptly, and, in any event, no later than 12pm EST on October 21, 2016. We reserve all rights under applicable law.

Sincerely,

/s/ William F. Thomas
William F. Thomas

Letter from SNH’s Board to William F. Thomas:

October 27, 2016

Mr. William F. Thomas

1516 South Boston Avenue, Suite 301

Tulsa, OK  74119

Dear Mr. Thomas:

Your letter of October 17th (a copy of which is attached) was considered by the Board of Senior Housing Properties Trust, or SNH, including separate consideration by the SNH Independent Trustees.  They have asked that I communicate this response.

It is the Board’s view at this time that the waivers and consents you have requested of SNH in your letter should be acted on only if the Five Star Board of Directors has determined to grant you the waivers and consents required under Five Star’s charter and bylaws and under provisions of Maryland law.  The SNH Board has been informed that Five Star has declined to grant your request for such waivers and consents. Therefore, the SNH Board has determined to take no action with respect to the waivers and consents you have requested from SNH.

Further, you should understand that, even if Five Star were to grant you such waivers and consents, any action by SNH with respect to the waivers and consents you have requested from SNH will require separate consideration by SNH in its sole discretion of, among other things, the impact that the granting of such waivers and consents may have on SNH’s REIT status, on the continuity and stability of SNH’s business relationship with Five Star, and on Five Star’s operations.  Moreover, SNH may condition its consideration of such waivers and consents on your agreeing to such covenants and conditions as SNH may determine in its sole discretion.

Very truly yours,

/s/Jennifer B. Clark
Jennifer B. Clark
Secretary

JBC:ccb

Enclosure

cc:  Five Star Quality Care, Inc. Board of Directors

Letter from William F. Thomas to SNH’s Board:

WILLIAM F. THOMAS

1516 South Boston Avenue, Suite 301
Tulsa, Oklahoma 74119

October 17, 2016

Senior Housing Properties Trust

Two Newton Place, 255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

Attn: Senior Housing Properties Trust Board of Trustees

Dear Messrs. Harrington, Portnoy, Portnoy and Somers and Ms. Jones:

William F. Thomas, together with Robert D. Thomas, Gemini Properties and certain other affiliated entities (collectively, the “Acquisition Group” or “we”), may be deemed to beneficially own an aggregate of 3,364,737 shares of Common Stock of Five Star Quality Care, Inc. (the “Company”), representing approximately 6.8% of the outstanding shares.

We have closely monitored the recent events at the Company relating to the $3.00 per share tender offer launched by ABP Acquisition LLC, a wholly owned subsidiary of ABP Trust, an entity owned by Barry M. Portnoy and Adam D. Portnoy (together, the “Portnoy Tender Offer”), for up to 10,000,000 shares of the Company’s common stock. We are encouraged by the precedent set by the Board of Trustees of Senior Housing Properties Trust (“SNH”) and the Company’s independent Board members in waiving certain ownership restrictions and granting certain approvals in order to clear the way for the Portnoy Tender Offer. On October 13, 2016, we announced our intention to conduct a tender offer, through an affiliated entity, to acquire up to 10,000,000 shares of FVE’s common stock at a price of $3.45 per share in cash (the “Tender Offer”).

In preparation for the Tender Offer, we have reviewed the Company’s restrictions on transfer pursuant to Article VI of the Articles of Amendment and Restatement (the “Charter”), which prohibits stockholders from acquiring 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Company (the “Charter Restriction”) and requires the consent of the Board of Directors of the Company (the “Board”) and SNH.

In light of the Company’s Charter Restriction, and the Company’s and SNH’s recent waiver of certain ownership restrictions and grant of certain approvals to clear the way for the Portnoy Tender Offer, we are hereby requesting that SNH similarly consent to any Company waiver of the Charter Restriction, pursuant to which the Company would grant to the Acquisition Group (including any affiliated acquisition entity or person) an exception to the Ownership Limit (as defined in the Charter) and deem the Acquisition Group (including any affiliated acquisition entity or person) to be an Excepted Holder (as defined in the Charter).

As such, in connection with the Tender Offer, we are requesting that SNH grant the following:

•                  the written consent of SNH to the Board’s grant of the exceptions to the Charter Restriction; and

•                  a written waiver of SNH of any default or event of default under any lease, management or other agreement between or among the Company and SNH, or any of their subsidiaries, arising or resulting from the grant of such exceptions or the acquisition by us (including any affiliated acquisition entity or person), in aggregate, of up to 10,000,000 shares of Common Stock, such consent and waiver to be in a form satisfactory to the Board.

The Acquisition Group’s interests are truly aligned with the interests of all shareholders of the Company in providing fair value for any shareholders who may be seeking liquidity for their investment, on the one hand, while continuing to seek to take steps to improve the Company’s corporate governance and strategic direction to drive shareholder value creation for long-term holders, on the other hand. We expect the Company’s independent directors and SNH to work with us in good faith to take whatever steps may be necessary for the Acquisition Group to be granted similar exceptions and approvals that may be required for us to complete our offer.

Nothing in this letter shall be interpreted to preclude the Acquisition Group from making further requests for exemptions under the Charter, the Amended and Restated Bylaws or Maryland General Corporation Law and to the extent any future covenants are provided to the Company or SNH in respect to such exemption request, such covenants shall be in the form of an amended and restated exemption request letter, which if approved by the Company and SNH, shall supersede in full those provided in this letter.

We are available to answer any reasonable and appropriate requests for additional information SNH and its advisors may have in order to assist in making their determination on the exemption requested herein. As time is of the essence in this matter, we request that you respond to us promptly, and, in any event, no later than 12pm EST on October 21, 2016. We reserve all rights under applicable law.

Sincerely,

/s/ William F. Thomas

William F. Thomas

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